Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

IDT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.01 per share	457	(h)	250,000	(2)	$42.76	(3)	$10,690,000	(3)	0.0001531	$1,636.64
Total Offering Amounts								$10,690,000			$1,636.64
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$1,636.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the IDT Corporation 2024 Equity Incentive Plan (the “2024 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of Class B Common Stock of the Registrant (“Class B Common Stock”) reserved for issuance pursuant to the 2024 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low reported prices of the shares of the Class B Common Stock on the New York Stock Exchange on October 9, 2024, a date within five business days prior to the filing of this Registration Statement.